EXHIBIT 10.1
EXECUTIVE TRANSITION AND RELEASE AGREEMENT
     This Executive Transition and Release Agreement (this “Agreement”) is entered into between H. Raymond Bingham (“Executive”) and Cadence Design Systems, Inc., a Delaware corporation (“Cadence” or the “Company”).
     1. EFFECTIVE DATE OF RETIREMENT. As of July 8, 2005 (the “Transition Date”), Executive has resigned from his position as Executive Chairman of the Board (“Executive Chairman”) and acknowledges and agrees that he has relinquished all of the authority and responsibilities of such position. Executive also resigned from the Board of Directors of the Company (the “Board”), and his positions with any and all of the Company’s subsidiaries and affiliates, as well as any trade associations and similar memberships, effective as of the Transition Date; provided, however, that Executive shall remain an employee of Cadence until 11:59 p.m., California time, on July 31, 2005 (the “Termination Date”). On or after the Termination Date, Executive will (a) be paid promptly any earned but unpaid base salary, less applicable tax deductions and withholding; (b) not later than on or about August 18, 2005, be paid a bonus of 40% of Executive’s annual target bonus under Cadence’s Senior Executive Bonus Plan with respect to performance for the first half of 2005, to be calculated using the Company Performance Multiplier achieved by Cadence for the first half of 2005 and an Individual Performance Multiplier of 1.0, less applicable tax deductions and withholding; (c) have submitted, on or before September 1, 2005, any requests for expense reimbursement, which requests shall be processed and paid in accordance with the Company’s applicable expense reimbursement policy as currently in effect; and (d) be paid other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Executive participates or for which Executive is eligible, whether as an employee of the Company or as a member of the Board, or under the Employment Agreement (as defined in Section 2(g) hereof), in each case in accordance with the terms of such compensation, incentive and benefit plans or the Employment Agreement. The payment of the foregoing amounts shall in any event be made to Executive on or before the date required by applicable law.
     As of the first day of the month following the Termination Date, except as otherwise expressly provided herein, Executive will no longer participate in Cadence’s employee benefit plans and will not be eligible for a bonus for any services rendered after that date, except as expressly provided herein.
     2. NONCOMPETITION AND SOLICITATION.
     a. Except as otherwise provided in Section 2(b) of this Agreement, Executive’s obligations hereunder will not preclude Executive from accepting and holding full-time employment or providing his personal services elsewhere.
     b. As a member of Cadence’s Board, as well as other positions Executive has held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence’s business (including confidential information relating to Cadence and its operations, intellectual property, assets, contracts, customers, suppliers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be virtually impossible for Executive to work as an employee, consultant or advisor in those businesses in the electronic design automation industry that compete most directly with Cadence without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, for a period of 12 months following the Termination Date, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director, on behalf of Synopsys, Inc., Magma Design Automation, Inc., Mentor Graphics Corporation, or PDF Solutions, Inc. Executive may, however, provide such services to any other business without violating this Section 2(b), as long as such services comply with the Employee Proprietary Information and Inventions Agreement (as defined in Section 8 below).
     c. For a period of 24 months following the Termination Date, Executive will be prohibited, to the fullest extent allowed by applicable law, and except with the advance written approval of the then Chief Executive Officer (“CEO”) or General Counsel of Cadence, from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement, encouraging, inducing or attempting to induce, soliciting or attempting to solicit for employment, contractor or consulting opportunities anyone who is employed at the Termination Date, or was employed during the previous one year, by Cadence or any Cadence affiliate.
     d. For a period of 12 months following the Termination Date, Executive will be prohibited, to the fullest extent allowed by applicable law, and except with the advance written approval of the then CEO or General Counsel of Cadence, from directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement, intentionally and knowingly interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, supplier, joint venture partner or financial backer of Cadence or any Cadence affiliate.
     e. Executive will fully cooperate with Cadence in all matters relating to his employment and the termination thereof, including the winding up of work performed in Executive’s prior position and the orderly transition of such work to other Cadence employees. Cadence will reasonably supply Executive with the resources that he requests in order to discharge such responsibilities, including but not limited to staff support and tech support until the Termination Date or, in Cadence’s sole discretion, thereafter (but not beyond August 31, 2005). From August 1, 2005 until October 31, 2005, Cadence will provide Executive with access to voicemail and a Cadence e-mail address. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company or any of its affiliates is a party at the request of the Company upon delivery to Executive of reasonable advance notice and the Company’s written commitment to reimburse Executive for all reasonable expenses incurred in connection therewith.
     f. Executive will not make any statement, written or oral, that disparages Cadence or any of its affiliates, or any of Cadence’s or its affiliates’ products, services, policies, business practices, employees, executives, officers or directors. The foregoing provision shall not preclude Executive from making any statements required by applicable law.

     g. Notwithstanding Section 5 of Executive’s Employment Agreement with the Company, effective as of October 1, 2004 (the “Employment Agreement”), the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of Section 2(b), 2(c), 2(d) or 2(f) hereof. In the event of any such breach or threatened breach, Cadence may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Executive from violating any such section of this Agreement and requiring Executive to comply with such terms of this Agreement.
     3. TRANSITION AND TERMINATION PAYMENTS AND BENEFITS. In consideration for Executive’s resignation and Executive’s execution of this Agreement (including the release set forth in Section 5 hereof), Cadence will provide the following termination payments and benefits to which Executive would not otherwise be entitled, provided that (i) the Effective Date (as defined in Section 6 hereof) and the Termination Date have occurred and (ii) Executive has returned to the Company all copies (whether printed, electronic or in any other medium) of all records, documents, materials and files containing or relating to confidential, proprietary or sensitive company information in his possession or control during his period of employment with Cadence, as well as all other company-owned property then in his possession (other than those items set forth in Section 3(c) below):
     a. All of the unvested options and other outstanding stock awards held by Executive on the Termination Date, which would have vested over the succeeding thirty (30) month period had Executive continued to serve as Executive Chairman under the Employment Agreement during that period, shall immediately vest and become exercisable in full on the Termination Date; there shall be no further vesting of those options or stock awards, notwithstanding any provision in any stock option or stock agreement to the contrary. This acceleration will have no effect on any other provisions of the stock awards. For the avoidance of doubt, the Company hereby confirms that Executive shall have a period of one (1) year from the Termination Date during which to exercise the outstanding options held by Executive on the Termination Date, as set forth in the terms of the option agreements documenting the terms of such grants from the Company to Executive. Executive hereby acknowledges and agrees that he is in possession of material, non-public information regarding Cadence and, as a result, shall remain subject to the Company’s “Insider Trading Policy” until August 1, 2005, after which time he will no longer be subject to the Company’s “Insider Trading Policy” unless specifically notified by the Company’s General Counsel prior to August 1, 2005 as to the additional length of time that he shall be subject to such policy and the reason therefor.
     b. The Company shall continue to provide Executive with, and bear the full cost of, health, disability and life insurance coverage for Executive, his spouse and dependents to the extent that such coverage is commensurate with the coverage now provided to Executive, his spouse and dependents as of the Transition Date, for a period of 12 months following the Termination Date. The Company shall structure such health, disability and life insurance coverage as nontaxable benefits to the maximum extent possible, but, as long as the Company has satisfied its obligation under this sentence, the Company’s cost coverage or reimbursement obligation shall in no event include any amount to compensate for any tax liability including without limitation any “gross-up” amount. For a period of six months following the Termination

Date, Executive shall be responsible for the full cost of such coverage; provided, however, that such costs paid by Executive shall be fully reimbursed by the Company as soon as administratively feasible following the termination of such six month period. For the second six month period, commencing on February 1, 2006 and ending on July 31, 2006, the Company shall pay directly the full cost of such coverage. With respect to Executive’s disability insurance coverage, which, after the Termination Date, the Company is unable to provide to Executive under the Company-sponsored disability insurance plans, the Company will use its best efforts to assist Executive in applying for alternative coverage that is commensurate with the coverage Executive had under existing Company plans immediately prior to the Transition Date. Specifically for health insurance coverage, to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and by the Company’s group health insurance policies, Executive shall elect COBRA continuation coverage and Executive shall be responsible for the full cost of Executive’s and his covered dependents’ COBRA continuation premiums for a period of six months following the Termination Date; provided, however, that such costs shall be fully reimbursed by the Company as soon as administratively feasible following the termination of such six-month period. For the second six-month period, commencing on February 1, 2006 and ending on July 31, 2006, the Company shall pay the full cost of Executive’s and his covered dependents’ COBRA continuation premiums. Executive agrees to notify both the General Counsel and the executive overseeing Human Resources at Cadence, in writing, immediately upon the commencement of health benefit coverage that would cause Executive’s COBRA continuation coverage to cease. This paragraph provides only for the Company’s payment of COBRA continuation premiums for the periods specified above and is not intended to affect, nor does it affect, the rights of Executive or any of Executive’s covered dependents under any applicable law with respect to health insurance continuation coverage.
     c. The Company shall transfer to Executive ownership of the home office and personal communications equipment being used by Executive outside of the office as of the Termination Date, including Executive’s laptop computer, after it has been reviewed and cleaned by the Cadence Information Technology department (removing all confidential and proprietary Cadence information and all Cadence-owned and/or licensed software programs).
     d. In consideration for Executive’s acceptance and non-revocation of this Agreement, Company will pay to Executive on March 17, 2006, a lump-sum payment equal to the sum of (i) 180% of Executive’s annual Base Salary at the highest annual rate in effect during Executive’s employment as Executive Chairman (as of the Transition Date, such amount was $900,000), less applicable tax deductions and withholding, and (ii) $100,000, less applicable tax deductions and withholding.
     e. In further consideration for Executive’s acceptance of this Agreement and contingent upon Executive’s adhering to the terms of this Agreement as well as executing and delivering the Release of Claims at Attachment I (to this Agreement) to the General Counsel of Cadence at any time on or after March 1, 2006, and not timely revoking such Release of Claims, the Company will pay to Executive on March 17, 2006 (or the first date on which such Release of Claims becomes effective, if later) a lump-sum payment equal to 180% of Executive’s annual Target Bonus at the highest target rate in effect during Executive’s employment as Executive Chairman

(as of the Transition Date such annual target was $900,000), less applicable tax deductions and withholding.
Executive agrees that execution of and not revoking the Releases of Claims described in this Section 3 are consideration for the payments and other consideration made to Executive pursuant to Section 3.
     f. As promptly as practicable after the Effective Date, Cadence shall amend its 1994 Non-Qualified Deferred Compensation Plan (the “NQDCP”), and take all other necessary actions, to permit Executive to revoke or reduce his deferral election for compensation otherwise payable after July 31, 2005, and to authorize him to revise the form of payment election pertaining to compensation actually deferred in respect of 2005 in a manner consistent with Internal Revenue Code Section 409A and IRS Notice 2005-1. It is also understood between the parties that Executive shall receive distribution of his accounts under the NQDCP attributable to deferrals made prior to 2005 consistent with any election heretofore made or modified in a manner consistent with Section 3.5 of the NQDCP.
     4. NO CHANGE IN CONTROL. This Agreement is not being executed by Executive pursuant to Section 4.5 of the Employment Agreement in connection with a Change in Control (as defined in Section 4.5 of the Employment Agreement).
     5. GENERAL RELEASE OF CLAIMS.
     a. Executive hereby irrevocably, fully and finally releases Cadence, and each of its parents, subsidiaries, affiliates, directors, officers, agents and employees (collectively, the “Releasees”), from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company or any of its officers and members of its Board of Directors, to the extent those derivative or class actions relate to the period during which Executive served as Chief Financial Officer, CEO or Executive Chairman. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence and/or Executive’s service on the Board, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

     i. any amounts or benefits to which Executive is or becomes entitled to pursuant to the provisions of this Agreement (including, without limitation, Sections 1 and 3 hereof) or pursuant to the provisions designated in Section 7.12 of the Employment Agreement to survive the termination of Executive’s full-time employment as Executive Chairman;
     ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds; and
     iii. claims related to Executive’s COBRA rights.
     b. Executive hereby represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.
     c. Executive acknowledges and agrees that the payments and other consideration provided to him in this Agreement constitute adequate consideration for the release set forth in this Section 5.
     d. Executive intends that this release of claims cover all claims subject to this release, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury that Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.
     e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
     6. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that 21-day period. Executive has consulted with an attorney about this Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to both the General Counsel and the executive overseeing Human Resources at Cadence. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the 8th day following the date of Executive’s signature and will be the “Effective Date” of this Agreement.
     7. NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence (or any of the other Releasees) or Executive.

     8. INTEGRATED AGREEMENT. This Agreement, together with the provisions designated in Section 7.12 of the Employment Agreement to survive the termination of Executive’s full-time employment as Executive Chairman, is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. Notwithstanding anything in the Employment Agreement to the contrary, this Agreement supersedes in its entirety the form of Executive Transition and Release Agreement attached to the Employment Agreement as Exhibit A, and any provisions, rights or duties as set forth therein, as well as that section of Executive’s Incentive Stock Awards (ID Nos. R20985 and R20982) entitled “Termination of Status as an Employee or Consultant” as well as any similar provision in any of Executive’s stock option agreements. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s continuing obligations under Executive’s Employee Proprietary Information and Inventions Agreement, a copy of which is attached to Executive’s Employment Agreement as Exhibit C, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.
     9. FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein, together with any payments or benefits to which Executive is or may become entitled to pursuant to the provisions of the Employment Agreement that survive the termination of Executive’s full-time employment as Executive Chairman pursuant to Section 7.12 of the Employment Agreement, are in full satisfaction of all obligations of Cadence to Executive arising out of or in connection with Executive’s employment through the Termination Date, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, and benefits.
     10. ENFORCEMENT OF RIGHTS.
     a. If Executive is involved in any actual or threatened legal proceeding to enforce or defend his contractual rights under this Agreement or the Employment Agreement upon or following the occurrence of a Change in Control (as defined in Section 4.5 of the Employment Agreement), the Company shall reimburse Executive for all of the reasonable attorneys’ fees and costs and other expenses incurred by Executive in connection therewith.
     b. Upon the event of any dispute, controversy, claim, litigation or arbitration arising out of or concerning Executive’s employment by the Company or this Agreement, the prevailing party in any such dispute, controversy, claim, litigation or arbitration shall be entitled to reasonable attorneys’ fees (excluding expert fees and costs), except as otherwise set forth in Section 4.8 of the Employment Agreement (in which the reference to “Transition Agreement” shall mean this Agreement) or Section 10(a) above.
     c. As provided under Section 7.3(a) of the Employment Agreement, the Company shall pay or reimburse Executive for all reasonable attorneys’ fees incurred by Executive in connection with the negotiation, creation and implementation of this Agreement and any other agreements contemplated by this Agreement.

     11. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.
     12. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
     13. MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced.
     14. ASSIGNMENT AND SUCCESSORS. Cadence shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of Cadence. The rights and obligations of Cadence under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by Cadence.
     15. SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.
     16. GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.

EXECUTION OF AGREEMENT
The parties execute this Agreement to evidence their acceptance of it.

Dated:	July 24, 2005	Dated:	July 24, 2005

H. RAYMOND BINGHAM			CADENCE DESIGN SYSTEMS, INC.

/s/ H. Raymond Bingham			By:	/s/ R.L. Smith McKeithen

R. L. Smith McKeithen
Senior Vice President & General Counsel

ATTACHMENT I
RELEASE OF CLAIMS
(To be signed on or about March 1, 2006)
     1. For valuable consideration, I irrevocably, fully and finally release Cadence Design Systems, Inc. (“Cadence”), and each of its parent, subsidiaries, affiliates, directors, officers, agents and employees, from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Release which relate to my hiring, my employment with Cadence, the termination of my employment with Cadence and claims asserted in shareholder derivative actions or shareholder class actions against Cadence or any of its officers and members of the Board of Directors, to the extent those derivative or class actions relate to the period during which I served as Chief Financial Officer, President and Chief Executive Officer or as Executive Chairman. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence and/or my service on the Board of Directors, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass (i) any right to compensation or benefits that I have under my Executive Transition and Release Agreement with Cadence (including, without limitation, Sections 1 and 3 thereof) or pursuant to those provisions of my Employment Agreement dated as of October 1, 2004 with Cadence, which, pursuant to Section 7.12 of such Employment Agreement survive the termination of my full-time employment as Executive Chairman, (ii) any claims I may have for workers’ compensation benefits under any of Cadence’s workers’ compensation insurance policies or funds, and (iii) any claims related to my COBRA rights.
     2. I intend that this Release cover all claims subject hereto, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Agreement, I may incur loss, damage or injury that I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.
     3. I hereby represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.

     4. I acknowledge and agree that the payments and other consideration provided and to be provided to me in connection with my termination from Cadence constitute adequate consideration for the release set forth herein.
     5. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to both the General Counsel and the executive overseeing Human Resources at Cadence. This Release will not be final and effective until the expiration of this revocation period.

Dated:	.

H. RAYMOND BINGHAM